EXHIBIT 99.12
         Unaudited pro forma condensed consolidated financial statements of IHHI

Acquisition - On March 8, 2005, Integrated Healthcare Holdings, Inc. ("IHHI") completed its acquisition (the "Acquisition") of four Orange County, California hospitals and associated real estate, including: (i) 282-bed Western Medical Center--Santa Ana, CA; (ii) 188-bed Western Medical Center--Anaheim, CA; (iii) 178-bed Coastal Communities Hospital in Santa Ana, CA; and (iv) 114-bed Chapman Medical Center in Orange, CA (collectively, the "Hospitals") from Tenet Healthcare Corporation ("Tenet"). The Hospitals were assigned to four wholly-owned subsidiaries of IHHI (the "Subsidiaries") formed for the purpose of completing the Hospital Acquisition. IHHI also acquired the following real estate, leases and assets associated with the Hospitals: (i) a fee interest in the Western Medical Center at 1001 North Tustin Avenue, Santa Ana, CA 92705, a fee interest in the administration building at 1301 North Tustin Avenue, Santa Ana, CA 92705, certain rights to acquire condominium suites located in the medical office building at 999 North Tustin Avenue, Santa Ana, CA, and the business known as the West Coast Breast Cancer Center; (ii) a fee interest in the Western Medical Center at 1025 South Anaheim Blvd., Anaheim, CA 92805; (iii) a fee interest in the Coastal Communities Hospital at 2701 South Bristol Street, Santa Ana, CA 92704, and a fee interest in the medical office building at 1901 North College Avenue, Santa Ana, CA; (iv) a lease for the Chapman Medical Center at 2601 East Chapman Avenue, Orange, CA 92869, and a fee interest in the medical office building at 2617 East Chapman Avenue, Orange, CA; and (v) the furniture, fixtures and contract rights associated with the Hospitals.

Sale-Leaseback - Concurrent with the close on the Acquisition, Dr. Chaudhuri and Dr. Shah exercised their option to purchase the real property of the Hospitals (except for Chapman medical office building) pursuant to an Option agreement dated September 28, 2004, as amended and restated on November 16, 2004 ("LLC Option Agreement"). The option was exercised by the option holders purchasing from IHHI all of the equity interests in PCHI, which holds title to the real property. IHHI received $5 million and PCHI guaranteed IHHI's acquisition debt of $50 million.

IHHI remains primarily liable under the $50 million acquisition note notwithstanding its guarantee by PCHI, and this note is cross-collateralized by substantially all of IHHI's assets and all of the real property of the Hospitals. All of IHHI's operating activities are directly affected by the real property that was sold to PCHI. Given these factors, it appears that IHHI has indirectly guaranteed the indebtedness of PCHI. In substance, IHHI is standing ready to perform on the acquisition debt should PCHI not be able to perform and has undertaken a contingent obligation to make future payments if those triggering events or conditions occur.

In connection with the sale of the real property of the Hospitals, IHHI entered into a triple net lease with PCHI to leaseback this real property for an initial term of 25 years. Per the triple net lease, PCHI will receive rent that covers the cost of the underlying debt, plus a guaranteed spread up to 2.5%. Additionally, IHHI has a right to renew the leases for periods up to an additional 25 years.

PCHI is a related party entity that is affiliated with IHHI through common ownership and control. It is owned 51% by West Coast Holdings, LLC (Dr. Shah and investors) and 49% by Ganesha Realty, LLC (Dr. Chaudhuri and William Thomas). Generally accepted accounting principles require that a company consolidate the financial statements of any entity that cannot finance its activities without additional subordinated financial support, and for which one company provides the majority of that support through means other than ownership. Effective March 8, 2005, IHHI determined that it provided the majority of financial support to PCHI through various sources including lease payments, remaining primarily liable under the $50 million debt, and cross-collateralization of IHHI's non-real estate assets to secure the $50 million debt. Accordingly, IHHI has included in its consolidated financial statements, the net assets of PCHI, net of consolidation adjustments.

Common Stock Warrants - IHHI entered into a Rescission, Restructuring and Assignment Agreement with Dr. Chaudhuri and William Thomas on January 27, 2005. Previously, IHHI had obtained financing from Dr. Chaudhuri and Mr. Thomas and had issued to them a $500,000 secured convertible promissory note that was convertible into approximately 88.8% of IHHI's issued and outstanding common stock on a fully-diluted basis, a $10 million secured promissory note, and a stock option agreement, all of which together with related accrued interest payable pursuant to the terms of the notes were rescinded and cancelled. Pursuant to the Recession, Restructuring and Assignment Agreement, IHHI released its initial deposit of $10 million plus accrued interest on the Tenet Hospital

Acquisition back to Dr. Chaudhuri, issued non-convertible secured promissory notes totaling $1,264,014 to Dr. Chaudhuri and Mr. Thomas, and issued warrants to purchase up to 74,700,000 shares of IHHI's Common Stock (but not to exceed 24.9% of IHHI's Fully-Diluted capital stock) (the "Warrants"). Concurrent with the close of the Acquisition, IHHI repaid the non-convertible secured promissory notes of $1,264,014 to Dr. Chaudhuri and Mr. Thomas.

The Warrants are exercisable beginning January 27, 2007 and expire in 3.5 years from the date of the issuance. The exercise price for the first 43 million shares purchased under the Warrants is $0.003125 per share, and the exercise or purchase price for the remaining 31.7 million shares is $0.078 per share if exercised between January 27, 2007 and July 26, 2007, $0.11 per share if exercised between July 27, 2007 and January 26, 2008, and $0.15 thereafter.

Based upon a valuation obtained by IHHI from an independent valuation firm, IHHI has assigned a value to the 74,700,000 warrants of $27,987,100 at the date of grant. As of March 31, 2005, IHHI has recognized an expense of $16,434,173 related to the issuance of the Warrants. IHHI computed the expense of the Warrants based on the fair value of the Warrants at the date of grant and the maximum number of shares exercisable as of March 31, 2005 of 41,291,892 (which constitutes 24.9% of the fully diluted stock that would have been outstanding as of March 31, 2005 assuming maximum possible exercise of the Warrants). IHHI has recorded the fair value of the remaining unexercisable Warrants as of $11,552,927 as deferred warrant expense. IHHI will recognize additional warrant expense in subsequent quarters over the term of the Warrants of 3.5 years, based on any future increase in the number of the Warrants that become exercisable.

The following Unaudited Pro Forma Condensed Consolidated Financial Information of IHHI and its wholly-owned subsidiaries gives effect to the Acquisition, the Sale-Leaseback, and the issuance of the Warrants transactions. The historical financial information of IHHI set forth below has been derived from the historical audited consolidated financial statements of IHHI included in its annual report on From 10-K for the year ended December 31, 2004. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2004 includes the pro forma adjustments giving effect to the Acquisition, Sale-Leaseback, and issuance of the Warrants transactions as if they had occurred on that date. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2004 include pro forma adjustments giving effect to the Acquisition, Sale-Leaseback, and issuance of the Warrants transactions as if they occurred as of January 1, 2004.

The Unaudited Pro Forma Condensed Consolidated Financial Information is provided for informational purposes only and does not purport to present the consolidated financial position or results of operations of IHHI had the Acquisition, Sale-Leaseback, and issuance of the Warrants transactions occurred on the dates specified, nor is it necessarily indicative of the consolidated financial position or results of operations of IHHI that may be expected in the future. The Unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto included in IHHI's annual report on Form 10-K for the year ended December 31, 2004 and its quarterly report on Form 10-Q for the quarter ended March 31, 2005.

                      INTEGRATED HEALTHCARE HOLDINGS, INC.
            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                             As of December 31, 2004

                                                                           Historical
                                                          Historical          Tenet           Pro forma                 Pro forma
                        ASSETS                               IHHI         Hospitals (3)      adjustments                   IHHI
                                                        -------------     -------------     -------------             -------------
Current assets:
        Cash and cash equivalents                       $      69,454     $     244,146     $   1,359,412    (1) (7)  $   1,673,012

        Accounts receivable, net                                   --        37,769,344       (37,769,344)                       --

        Inventories of supplies, at cost                                      5,913,638           105,357    (1) (7)      6,018,995

        Prepaid expenses and other assets                      18,519         8,579,284        (6,118,410)   (1) (7)      2,479,393
                                                        -------------     -------------     -------------             -------------
                                                               87,973        52,506,412       (42,422,985)               10,171,400

Property and equipment, net                                    57,423        43,556,983        15,936,370    (1) (7)     59,550,776

Notes receivable from affiliate and other assets                              3,398,701        (3,398,701)    (7)                --

Investment in hospital asset purchase                      11,142,145                         (11,142,145)    (2)                --

Deferred loan fees, net                                        44,970         6,623,718        (4,690,718)   (5) (7)      1,977,970

                                                        -------------     -------------     -------------             -------------
        Total assets                                    $  11,332,511     $ 106,085,814     $ (45,718,179)            $  71,700,146
                                                        =============     =============     =============             =============

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
        Current portion of debt & capital leases        $  11,264,013     $     204,141     $  41,735,987  (1)(5)(7)  $  53,204,141

        Income taxes payable                                       --                           4,605,000     (9)         4,605,000

        Accounts payable                                      156,142        21,430,493       (21,430,493)    (7)           156,142

        Accrued compensation and benefits                     800,313         9,997,093        (9,997,093)    (7)           800,313

        Medical Claims incurred but not reported                              3,748,369        (3,748,369)    (7)                --

        Accrued restructuring costs                                           3,917,768        (3,917,768)    (7)                --

        Other current liabilities                                  --         2,488,838        (2,488,838)    (7)                --
                                                        -------------     -------------     -------------             -------------
          Total current liabilities                        12,220,468        41,786,702         4,758,426                58,765,596

Capital lease obligations, net                                     --         3,455,260                --     (1)         3,455,260

Due to affiliate                                                   --        10,362,970       (10,362,970)    (7)                --

Minority interest in variable interest entity                      --                           5,000,000     (4)         5,000,000
Stockholders' equity:

        Common stock                                           20,780                             102,600     (1)           123,380

        Common stock warrants                                      --                          27,987,100     (8)        27,987,100

        Additional paid in capital                          1,189,621                           9,997,400     (1)        11,187,021

        Deferred warrant expense                                   --                         (11,552,927)    (8)       (11,552,927)

        Accumulated (deficit) earnings                     (2,098,358)       50,480,882       (71,647,808) (1)(7)(9)    (23,265,284)
                                                        -------------     -------------     -------------             -------------
          Total stockholders' equity                         (887,957)       50,480,882       (45,113,635)                4,479,290
                                                        -------------     -------------     -------------             -------------
Total liabilities and stockholders' equity              $  11,332,511     $ 106,085,814     $ (45,718,179)            $  71,700,146
                                                        =============     =============     =============             =============

 See accompanying notes to unaudited pro forma condensed consolidated financial information

                      INTEGRATED HEALTHCARE HOLDINGS, INC.
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                          Year Ended December 31, 2004

                                                                      Historical
                                                     Historical          Tenet           Pro forma                Pro forma
                                                        IHHI         Hospitals (3)      adjustments                  IHHI
                                                   -------------     -------------     -------------            -------------
Net operating revenues                             $          --     $ 341,752,741     $          --            $ 341,752,741

Operating expenses:
       Salaries and benefits                           1,247,098       174,626,636                --              175,873,734
       Supplies                                           10,628        47,704,610                --               47,715,238
       Provision for doubtful accounts                        --        42,038,130                --               42,038,130
       Other operating expenses                          528,446        97,873,324            68,000     (4)       98,469,770
       Depreciation and amortization                      62,114         4,542,155        (1,007,542) (4)(7)        3,596,727
       Common stock warrant expense                                                       16,434,173     (8)       16,434,173
       Restructuring charges                                  --         3,917,768        (3,917,768)    (7)               --
                                                   -------------     -------------     -------------            -------------
                                                       1,848,286       370,702,623        11,576,863              384,127,772

Operating loss                                        (1,848,286)      (28,949,882)      (11,576,863)             (42,375,031)
       Interest expense, net                                  --           404,814         7,981,686  (6)(7)        8,386,500
                                                   -------------     -------------     -------------            -------------

Loss including minority interest and
       before provision for income taxes              (1,848,286)      (29,354,696)      (19,558,549)             (50,761,531)

       Provision (benefit) for income taxes                   --        (5,672,000)        5,672,000     (7)               --
       Minority interest                                      --                --           (68,000)    (4)          (68,000)
                                                   -------------     -------------     -------------            -------------

Net loss                                           $  (1,848,286)    $ (23,682,696)    $ (25,162,549)           $ (50,693,531)
                                                   =============     =============     =============            =============

Basic loss per share                               $       (0.09)                                               $       (0.41)
Diluted loss per share                             $       (0.09)                                               $       (0.41)

Number of shares used in per share computation:
           Basic                                      19,986,750                                         (10)     124,539,000
           Diluted                                    19,986,750                                         (10)     124,539,000

 See accompanying notes to unaudited pro forma condensed consolidated financial information

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

      Pro forma adjustments for the unaudited pro forma condensed consolidated financial information are as follows:

      (1) Reflects IHHI's completion of its acquisition on March 8, 2005 of four Orange County, California hospitals and associated real estate (the "Acquisition"), including: (i) 282-bed Western Medical Center--Santa Ana, CA; (ii) 188-bed Western Medical Center--Anaheim, CA; (iii) 178-bed Coastal Communities Hospital in Santa Ana, CA; and
            (iv) 114-bed Chapman Medical Center in Orange, CA (collectively, the "Hospitals") from Tenet Healthcare Corporation ("Tenet"). IHHI financed the Acquisition through the issuance of debt of $53 million, the sale of 102,600,000 shares of IHHI's common stock for proceeds of $10.1 million, proceeds of $5 million from the sale of all of the real property of the acquired hospitals to PCHI, a related party, and the assumption of capital lease obligations of $3,659,401. IHHI's debt consists of two promissory notes that bear interest at 14% and have terms of two years. The purchase price, after all purchase price adjustments, of the Acquisition amounted to $69,784,202. The fair value of the tangible assets acquired and liabilities assumed consisted of the following:

                  Property and equipment                       $59,493,353
                  Inventories of supplies                        6,018,995
                  Prepaid expenses and other current assets      2,338,854
                  Debt issuance costs                            1,933,000
                                                               -----------
                                                               $69,784,202
                                                               ===========

      (2) Reflects the return of IHHI's $10 million initial deposit and accrued interest to Dr. Chaudhuri and Dr. Chaudhuri's rescission and cancellation of the $10 million secured promissory note with IHHI. Reflects the repayment of the $1,264,013 of secured promissory notes concurrent with the close of the Acquisition.

      (3) Reflects the audited combined financial statements of the acquired hospitals, Western Medical Center - Anaheim, Western Medical Center
            - Santa Ana, Coastal Communities Hospital and Chapman Medical Center, including certain other healthcare businesses related to the operations of these hospitals (collectively, the "Tenet Hospitals") as of December 31, 2004, and the related combined statements of operations for the year ended December 31, 2004.

      (4) Reflects the consolidation of PCHI and the classification of PCHI's equity accounts as minority interest in variable interest entity. IHHI's rent expense to the extent of debt servicing on the underlying debt has been eliminated against PCHI's rental income. Amounts payable by the Company to PCHI as rent expense that are in excess of debt servicing on the underlying debt are accounted for as an element of minority interest in variable interest entity expense in the accompanying consolidated statement of operations. Additionally, amounts assigned to land and buildings under lease from PCHI are being depreciated and amortized over the 25 year initial term of the lease.

      (5) Reflects the deferred loan fees related to IHHI's issuance of $53 million in debt in connection with the Acquisition. IHHI has accounted for the debt issuance costs as deferred loan fees and amortized such fees over the two year term of the notes.

      (6) Reflects interest expense on the $53 million of debt and amortization of the deferred loan fees over the two year term of the notes as if the Acquisition occurred on January 1, 2004.

      (7) Reflects the elimination of the Hospital assets and liabilities not acquired from Tenet in the Acquisition.

      (8) The unaudited pro forma condensed consolidated balance sheet reflects IHHI's issuance of 41,291,892 Warrants to purchase IHHI common stock as if they were granted on January 1, 2004. The unaudited pro froma condensed consolidated balance sheet also reflects $16,434,173 of expense recognized upon issuance of the Warrants. Remaining amounts of deferred warrant expense will be recognized in future periods based on any increases in the number of outstanding shares of the Company's fully diluted common stock.

      (9) The unaudited pro forma condensed consolidated balance sheet reflects IHHI's provision for income taxes considering the Acquisition, sale-leaseback, and the Warrant issuance transactions. The sale-leaseback transaction resulted in a taxable gain of approximately $11 million. IHHI recognized a full valuation allowance of its deferred tax asset.

      (10) Pro forma net loss per share is based upon the number of shares of common stock outstanding after the Acquisition, sale-leaseback, and the Warrant issuance transactions. The effect of the Warrants has been excluded because their effect is anti-dilutive to the calculation of pro forma net loss per share.